UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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Image Sensing Systems, Inc.
(Name of Registrant as Specified In Its Charter)

____________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Amended Proxy Statement Disclosure

This Amendment No. 1 to Proxy Statement of Image Sensing Systems, Inc. amends only the part of the Proxy Statement dated April 28, 2011 identified below, which was filed with the Securities and Exchange Commission on April 28, 2011. Deleted text is shown below as crossed through, and new text is shown below as underlined.  This change is reflected in the definitive Proxy Statement mailed to shareholders of Image Sensing Systems, Inc.

The reference to the year in the first paragraph of the cover letter from James Murdakes to the shareholders of Image Sensing Systems, Inc. appearing on the first page of the Proxy Statement:

Image Sensing Systems, Inc. 500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104 (651) 603-7700

April 28, 2011

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Image Sensing Systems, Inc. to be held at the Embassy Suites, 175 East 10th St., St. Paul, Minnesota, on Wednesday, May 25, ~~2010~~ 2011 at 3:30 p.m. Central Time.

At the meeting you will be asked to vote for the election of our Board of Directors and to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2011. I encourage you to vote for each of the director nominees and for ratification of the appointment of Grant Thornton LLP.

Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope.  Changes in regulations effective in 2010 eliminated the ability of your bank or broker to vote your uninstructed shares on certain matters, including the election of directors, so it is important that you vote and return your proxy.

Very truly yours,

Image Sensing Systems, Inc.

James Murdakes
Chairman